AMENDED AND RESTATED INDEMNITY AGREEMENT
This Amended and Restated Indemnity Agreement (this “Agreement”) is executed and delivered as of the 8th day of February, 2013, by Robert C. Morgan (“Morgan”), Robyn Morgan (“R. Morgan”), Herbert Morgan (“H. Morgan”), Robert Moser (“Moser”), each of the limited liability companies and corporations listed on Exhibit A attached hereto (the “Project Entities”) and Ideal Private Resorts LLC, a New York limited liability company (“IPR” and, together with Morgan, R. Morgan, H. Morgan, Moser and the Project Entities, the “Indemnitors”), to and for the benefit of Sun Communities Operating Limited Partnership, a Michigan limited partnership (“SCOLP”), Sun Communities, Inc., a Maryland corporation (“SCI”), each of the limited liability companies listed on Exhibit B attached hereto (the “Sun Purchasing Entities”), and any of their designees (collectively the “Indemnitees”).
RECITALS:

A.    Morgan and Moser (collectively, the “Principals”), the Project Entities, IPR, SCOLP and each of the Sun Purchasing Entities entered into that certain Omnibus Agreement dated as of December 9, 2012, as amended by the First Amendment to Omnibus Agreement and the Second Amendment to Omnibus Agreement, and as may be further amended (the “Omnibus Agreement”), and the Project Entities, SCOLP and Sun Purchasing Entities entered into certain Contribution Agreements (listed on Exhibit C to the Omnibus Agreement) (the “Contribution Agreements”) and other related documents in order to clarify and confirm various aspects concerning the acquisition by the Sun Purchasing Entities of ten (10) recreational vehicle communities and associated assets from the Project Entities (collectively the “Transaction”).

B.    As a material inducement and consideration for the Sun Purchasing Entities’, SCOLP’s and SCI’s willingness to enter into the Transaction, Morgan, R. Morgan and Moser entered into an Indemnity Agreement, dated December 9, 2012, in favor of the Indemnitees (the “Original Indemnity Agreement”).
C.    On December 5, 2012, Principals informed SCOLP of a certain Letter of Intent between Morgan RV Resorts and MHC Operating Limited Partnership (“ELS”) executed on November 9, 2012 (the “Competing LOI”).
D.    As a material inducement and consideration for the Sun Purchasing Entities’, SCOLP’s and SCI’s willingness to waive the closing condition set forth in Section 10.1(i) of the Contribution Agreements and close the Transaction notwithstanding the inclusion of the ELS Title Memos (as defined below) as a Schedule B Exception on the title insurance policies delivered pursuant to the Contribution Agreements, the Indemnitors have agreed, jointly and severally, to provide the following representations, warranties and indemnities with respect to the Transaction, and agree and acknowledge that without the execution of this Agreement by each Indemnitor, SCOLP, the Sun Purchasing Entities and SCI would not be willing to proceed to close the Transaction.
NOW THEREFORE, on the basis of the foregoing recitals, which are specifically incorporated in and are part of this Agreement and are not just restated, and for good and valuable consideration, the receipt and adequacy of which are acknowledged, Indemnitors agree as follows:

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1.    Indemnitors, jointly and severally, hereby represent and warrant to the Indemnitees as follows:
a.    With the exception of the Competing LOI, none of Morgan RV Resorts, the Project Entities, the Indemnitors nor any of their affiliates have entered into or executed any other documents or agreements (whether written or oral) with ELS, any of ELS’ affiliates, or with any other potential purchaser of any one or more of the recreational vehicle communities, campsites or other properties owned by the Project Entities (collectively the “Properties”).
b.    The Competing LOI terminated pursuant to its terms prior to November 28, 2012 and the “Exclusive Dealing” and “ROFR” sections were terminated coincident therewith. As of the execution and delivery of the Original Indemnity Agreement, the Indemnitees had no information pertaining to this provision, but relied solely and exclusively on what the Indemnitors have told the Indemnitees with respect to the Competing LOI and the “Exclusive Dealing” and “ROFR” sections therein.
2.    Indemnitors, jointly and severally, hereby agree to and shall indemnify, defend, and hold harmless each of the Indemnitees, and each of their respective members, managers, partners, directors, officers, shareholders, employees, agents, attorneys, related parties, affiliates, successors, assigns and designees (collectively, the “Indemnified Parties”) from and against any and all actions, proceedings, claims, demands, losses, costs, liabilities, obligations, damages and expenses whatsoever (including, without limitation, attorneys’ fees and the costs of investigation and litigation and all amounts paid in settlement) (collectively, “Losses”) which may be brought against or suffered by any of the Indemnified Parties or which they may sustain, pay or incur, arising by reason of, in connection with or in any way relating to (i) any breach by an Indemnitor of any of its representations and warranties set forth herein or in Sections 4.1(c) or 4.1(d) of the Omnibus Agreement, (ii) the “Memorandum of Agreement for an Option to Acquire Properties” (the “ELS Title Memos”), recorded by ELS against some or all of the Properties in connection with the Competing LOI and all other liens and/or encumbrances on title to the Properties arising from or in connection with the agreements and dealings by and among Morgan RV Resorts, the Project Entities, the Principals and/or their respective affiliates with ELS or any of its affiliates, or (iii) any action, claim, proceeding, demand, omission or any other matter, directly or indirectly, instituted, initiated, related to and/or caused by ELS or any of its members, managers, partners, directors, officers, shareholders, employees, agents, related parties, affiliates, successors and assigns, as a result of, in connection with or in any way related to the Properties, or the ownership, operation, or management thereof, the Transaction (or any portion thereof) or the execution, delivery or existence of the Competing LOI (collectively, the “Obligations”). By way of illustration and not limitation, (a) Losses include any and all Losses incurred by any of the Indemnified Parties with respect to any litigation or other proceedings initiated by any of the Indemnified Parties, the Indemnitors, ELS or any of their respective affiliates, including, without limitation, that certain proceeding known as case number 2012-131337-CZ ongoing in the Circuit Court of Oakland County, Michigan, and (b) if the Indemnitees are required to re-convey any of the Properties to ELS, the Project Entities or their respective affiliates, Losses would include any and all costs and expenses incurred by the Indemnified Parties in connection with the Transaction and/or to purchase, own, operate or finance

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such Properties (including, without limitation, any and all capital expenditures and all carrying costs associated with any such costs or expenses). Notwithstanding the foregoing, in no event shall Indemnitors be liable to Indemnified Parties under this Agreement for any loss of future revenue or income, or loss of business reputation or opportunity, regardless of the foreseeability thereof (“Excluded Damages”); provided, however, that Excluded Damages shall not include (and an Indemnified Party shall be entitled to receive indemnification hereunder for) any such damages which are paid to a third-party.
3.    Any Indemnified Party making a claim for indemnification under this Agreement shall notify the Indemnitors of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof and the basis thereof. Indemnitors shall be entitled to participate in the defense of any action, lawsuit, proceeding, investigation or other claim resulting from a claim made by a third party giving rise to an Indemnified Party’s claim for indemnification at Indemnitors’ expense, and, at their option (subject to the limitations set forth below), shall be entitled to assume the defense thereof by appointing reputable counsel acceptable to the Indemnitees in their sole discretion to be the lead counsel in connection with such defense; provided that prior to Indemnitors assuming control of such defense they shall first acknowledge in a writing delivered to the Indemnified Parties that Indemnitors shall indemnify Indemnified Parties in respect of such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification as provided hereunder, and provided, further, that:

a.
the Indemnified Parties shall be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose; provided that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnified Parties;

b.
the Indemnitors shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Parties) if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitees reasonably believe an adverse determination in respect of the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or would materially injure the Indemnified Parties’ reputation or future business prospects; (iii) the claim seeks an injunction or other equitable relief against any Indemnified Party; (iv) there are legal defenses that are available to the Indemnified Parties that are different from or additional to those available to the Indemnitors; (v) there exists a conflict of interest between the Indemnified Parties and the Indemnitors; or (vi) the Indemnitors failed or are failing to assume control of such defense in a timely fashion or to vigorously prosecute or defend such claim; and

c.
if the Indemnitors elect to control the defense of any such claim, the Indemnitors shall obtain the prior written consent of the Indemnitees before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be

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imposed against an Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Parties from all liabilities and obligations in respect of such claim, with prejudice.
4.    Indemnitors’ Obligations under this Agreement are secured by: (a) guaranties of the members (the “Members”) of the entity owners (the “Mortgagors”) of a manufactured housing community known as Gypsum Mill located in Victor, New York (the “Mortgaged Property”), which, in turn, are secured by a pledge of the Members’ equity interests in the Mortgagors (the “Pledge Agreements”), subject, in certain cases, to the consent of UBS Real Estate Investments, Inc. (the “Mortgagee”) and the rating agency under the Amended, Restated, Spread and Consolidated Mortgage, Assignment of Leases and Rents and Security Agreement (the “Mortgage”) encumbering the Mortgaged Property; (b) guaranties from the owners of the Lake George and Camp Coldbrook projects, which, in turn, are secured by mortgages on the Lake George and Camp Coldbrook projects; and (c) guaranties of the holders of Series A-3 Preferred Units in SCOLP, which, in turn, are secured by a pledge of their Series A-3 Preferred Units in SCOLP. Notwithstanding anything to the contrary herein, Indemnitees shall release their liens under the Pledge Agreements upon receipt of cash collateral in the amount of Eleven Million Dollars ($11,000,000) or other substitute collateral acceptable to Indemnitees in their sole and absolute discretion.
5.    The Indemnitors represent and warrant to the Indemnified Parties that: (1) the Mortgagors own fee title to the Mortgaged Property free and clear of all liens and encumbrances (other than the Mortgage in favor of Mortgagee); (2) the outstanding principal balance of the Mortgage is Twenty Million Dollars; (3) the Mortgagors are not in default under the Mortgage; and (4) the Mortgaged Property is free of environmental hazardous and contamination. Indemnitors shall use all commercially reasonable efforts to remove the ELS Title Memos from, and any and all other liens or encumbrances on title to, the Properties as soon as possible.
6.    This Agreement, the Omnibus Agreement, the Contribution Agreements and the collateral documents referenced herein constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior arrangements, understandings, representations, inducements, negotiations and/or discussions, whether oral or written, of the parties. The representations, warranties and indemnities contained herein shall survive the closing of the Transaction.
7.    This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, personal representatives, successors, assigns and designees.
8.    No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party against whom enforcement is sought.
9.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan. This Agreement was negotiated in the State of Michigan, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including matters of construction, validity and performance of this Agreement and all obligations arising hereunder. Each of the parties hereto submits to the sole and exclusive jurisdiction of the courts of and located in Oakland County, State of Michigan and the federal courts of the United States of America located in the Eastern District of Michigan, for any

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action or proceeding arising out of or relating to this Agreement and/or any other aspect of the relationship between and/or among SCOLP, SCI or Sun Purchasing Entities and any one or more of the other parties to this Agreement and agrees that all claims and/or defenses in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement and/or any other aspect of the relationship between and/or among SCOLP, SCI or Sun Purchasing Entities and any one or more of the other parties to this Agreement in any other court. Each of the parties waives any right to seek a transfer of any action or proceeding to any other forum and waives all defenses and/or objections to maintaining any action or proceeding in the courts of and located in Oakland County, State of Michigan and the federal courts of the United States of America located in the Eastern District of Michigan so brought including, without limitation, the defense of inconvenient forum (forum non conveniens) and waives any bond, surety and other security that might be required of any other party with respect thereto.
10.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the day thereof if delivered by hand and receipted for by the party to whom said notice or other communications shall have been directed or three (3) days after mailed by certified or registered mail with postage prepaid or one (1) day after depositing said notice in the hands of a nationally recognized overnight delivery service and addressed to the party at its address set forth in the Omnibus Agreement.
11.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document, and copies (facsimile, electronic, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied upon to the same extent as though such copy or fax was an original.
12.    This Agreement amends and restates in its entirety the Original Indemnity Agreement but is not a novation of the obligations thereunder. All obligations of the Indemnitors under this Agreement relate back to the date of execution of the Original Indemnity Agreement.

[Signature Pages Attached]

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Indemnity Agreement as of the date first above written.
INDEMNITORS:

/s/ Robert C. Morgan
ROBERT C. MORGAN

/s/ Robyn Morgan
ROBYN MORGAN

/s/ Herbert Morgan
HERBERT MORGAN

/s/ Robert Moser
ROBERT MOSER

IDEAL PRIVATE RESORTS LLC,
a New York limited liability company

By:     /s/ Robert C. Morgan
Name: Robert C. Morgan
Title: Manager

GWYNNS ISLAND RV RESORT LLC

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

INDIAN CREEK RV RESORT LLC
By:    Indian Creek Camping, Inc., Sole Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

LAKE LAURIE RV RESORT LLC
By:    Lake Laurie, Inc., Sole Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

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CONTINUATION OF SIGNATURE PAGE TO AMENDED AND RESTATED INDEMNITY AGREEMENT

NEWPOINT RV RESORT LLC
By: Morgan RMHC LLC, Managing Member

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

PETERS POND RV RESORT INC.

By:/s/ Robert C. Morgan
Robert C. Morgan, President

SEAPORT LLC

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

VIRGINIA TENT LLC
By: Morgan RMHC LLC, Managing Member

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

WAGON WHEEL MAINE LLC
By:    Alpine Lake RV Resort, LLC, Sole Member
By:    Alpine Lake RV SPE, Inc., Managing Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

WESTWARD HO RV RESORT LLC

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

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CONTINUATION OF SIGNATURE PAGE TO AMENDED AND RESTATED INDEMNITY AGREEMENT

WILD ACRES LLC
By:    Alpine Lake RV Resort, LLC, Sole Member
By:    Alpine Lake RV SPE, Inc., Managing Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

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Exhibit A

Project Entities

1.	Gwynns Island RV Resort LLC

2.	Indian Creek RV Resort LLC

3.	Lake Laurie RV Resort LLC

4.	Newpoint RV Resort LLC

5.	Peters Pond RV Resort Inc.

6.	Seaport, LLC

7.	Virginia Tent LLC

8.	Wagon Wheel Maine LLC

9.	Westward Ho RV Resort LLC

10.	Wild Acres LLC

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Exhibit B

Sun Purchasing Entities

1.	Sun Gwynn’s Island RV LLC

2.	Sun Indian Creek RV LLC

3.	Sun Lake Laurie RV LLC

4.	Sun Newpoint RV LLC

5.	Sun Peters Pond RV LLC

6.	Sun Seaport RV LLC

7.	Sun Virginia Park RV LLC

8.	Sun Wagon Wheel RV LLC

9.	Sun Westward Ho RV LLC

10.	Sun Wild Acres RV LLC

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